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                                 [EXHIBIT 10.18]

                                 SUPPLY CONTRACT

                                                                   Dated 7/2/90

        1.     PREMISES AND TERM.

        MIKE PETERSON OIL COMPANY, INC. ("Peterson"), agrees to sell to Utah Service, ("Retailer") and Retailer agrees to purchase from Peterson such quantities of the Chevron brand gasolines and diesel fuel ("Chevron motor fuels") sold by Peterson generally to motor fuel retail outlets in Retailer's locality as are necessary to serve customer demand for Chevron motor fuels at Retailer's premises at 395 South Main, Springville, State of Utah 84663, (the "premises") for a term commencing on 7/2/90 and continuing thereafter until terminated as provided herein. "Chevron" as used herein shall mean Chevron Products Company, Chevron U.S.A., Inc. and their affiliates.

        2.     USE OF PREMISES

               (a) Chevron Products. Retailer acknowledges that there is a demand for Chevron motor fuels and Chevron brand motor oils (hereinafter sometimes collectively referred to as "Chevron products") at the premises, and agrees continuously to stock at the premises and to offer for sale such quantities of Chevron products as are necessary to serve customer demand therefor. Retailer acknowledges the financial benefit to Retailer of selling and prominently displaying Chevron products due to the high regard of the motoring public for retail outlets selling under the Chevron trademarks and trade names, and Retailer agrees at all times to give the dispensing equipment, displays and advertisements for Chevron products and brands as prominent and convenient positions as those for any other product offered for sale on the premises and not to disparage or diminish in any way by act or omission the good reputation of such trademarks, trade names, products or retail outlets.

        Retailer acknowledges that Peterson has invested time, resources, training, etc. in the establishment of the supply relationship and branding of Retailer's premises. In consideration of the covenants and agreements contained herein, Retailer agrees to purchase all of its Chevron products only from Peterson. In the event of a termination of this Contract, Retailer agrees for a period of two years from such termination, not to purchase any Chevron products for resale at the premises from anyone other than Peterson.

               (b) Operating Requirements. Retailer agrees to devote sufficient time to the personal management of the premises so as to provide for the continued proper operation thereof as a first-class motor fuel retail outlet; to maintain and operate the premises in a clean, safe and healthful manner with a neat and uncluttered appearance that is inviting to the motoring public; to offer air, water and windshield cleaning materials for use by motorists; to render prompt professional and courteous service to customers by providing personnel in numbers adequate to handle available business who are properly trained, well-groomed and dressed in Chevron-


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approved uniforms; to operate and manage the premises and cause customers to be treated in a manner which engenders customer satisfaction and eliminates customer complaints to the extent possible; to comply with all applicable Federal, state and local laws and regulations relevant to the use and operation of the premises or the resale of all products purchased by Retailer under this Contract; and to supply Peterson with all information which Peterson shall reasonably request to enable Peterson to comply with all applicable Federal, state and local laws and regulations. Peterson and its authorized representatives shall have the right at any time to enter upon the premises to confirm the performance by Retailer of Retailer's obligations under this Contract.

               (c) Price Signs. Except as may be otherwise specified by Peterson, Retailer shall display Retailer's retail prices for all Chevron motor fuels sold at the premises on one or more Chevron-approved motor fuel price signs. If Retailer offers different levels of refueling service to motorists and charges different Chevron motor fuel prices depending upon the level of service provided, Retailer shall clearly indicate on such price signs the level of service associated with the Chevron motor fuel prices displayed.

               (d) Each of the following petroleum products shall be continuously stocked and offered for sale at the premises in such quantities as are necessary to meet the demand therefor:

              Chevron Unleaded Gasoline; and
              Chevron Regular Gasoline or Chevron Plus Unleaded Gasoline; and Chevron Supreme Unleaded Gasoline; and
              Chevron brand motor oils; and

If you offer fast lubrication services for automotive vehicles at the premises (generally performed while the customer waits at the premises), you shall also continuously stock and offer for sale at the premises at least one single-viscosity Chevron brand motor oil and at least one multi-viscosity Chevron brand motor oil in bulk storage tanks having a capacity of at least five hundred (500) gallons each with appropriate piping for the convenient delivery of such motor oils to all automotive lubricating locations on the premises. You shall cause the dispensing equipment, displays and advertisements for Company's products and brands at the premises to be as prominent and in as convenient positions as those for any other product offered for sale on the premises.

               (e) Restricted Uses. The premises shall not be used for the sale of drug-related paraphernalia or equipment. Nor shall the premises be used for the sale or rental of adult magazines, movies, video tapes or similar items featuring nudity, unless such materials are handled discreetly in recognition that they are not intended for viewing by minors and are offensive to many adults. This means that such adult materials shall not be offered prominently at the premises or displayed in a manner which would expose minors and adult customers who are not interested in buying such materials to nudity or vulgar or obscene language or images.

        3. DELIVERIES-PRICES-TAXES.


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               (a) Deliveries. Peterson shall deliver or arrange for the
delivery of Chevron motor fuels to Retailer at the premises. Orders for deliveries of Chevron motor fuels shall be placed by Retailer with such advance notice and in such manner as Peterson may from time to time designate. Deliveries shall be made (except at Peterson's option) in full bulk transport quantities in Peterson's customary manner using equipment selected by Peterson. Retailer shall provide Peterson with unimpeded and adequate ingress to and egress from the premises twenty-four (24) hours per day. Retailer shall comply with such reasonable rules and regulations as Peterson may from time to time establish regarding deliveries by Peterson at the premises. If there is inadequate storage capacity to accept any delivery of Chevron motor fuels ordered by Retailer and the delivery vehicle must leave the premises without delivering all of the products ordered, Retailer shall be subject to an additional handling fee in the amount of $250.00, or in such other amount as Peterson may from time to time designate. Retailer shall also reimburse Peterson on demand for any demurrage or other charges incurred by Peterson by reason of Retailer's failure to unload any delivery vehicle or release the same within the time allowed therefor without demurrage or other charge.

               (b) Prices. The prices Retailer shall pay Peterson for Chevron motor fuels hereunder shall be Peterson's prices to Retailer, as established by Peterson from time to time, for the particular product, grade, quantity and type of delivery involved. Retailer shall, except at Peterson's option, pay Peterson cash before delivery for Chevron motor fuels and any other resale merchandise which Retailer may purchase from Peterson. Except as otherwise agreed by Peterson, all amounts payable under this Contract shall be paid by electronic funds transfer from Retailer's designated bank account to such Peterson bank account as may be designated by Peterson from time to time. Retailer shall provide such information and shall execute such authorizations as Peterson may from time to time request to allow Peterson to withdraw payments due hereunder directly from Retailer's designated bank account. If credit is extended to Retailer by Peterson, Retailer shall furnish Peterson with such information regarding Retailer's financial condition as Peterson may reasonably request from time to time. Peterson's terms of payment are subject to change without notice at discretion of Peterson.

               (c) Taxes. Any tax, duty, toll, fee, impost, charge or other exaction, or the amount equivalent thereto, and any increase thereof now or hereafter imposed, levied or assessed by any governmental authority upon, measured by, incident to or as a result of the transactions herein provided for (other than local, state and Federal net income taxes measured by the net income of Peterson from all sources), or the transportation, importation, production, manufacture, use or ownership of the goods the subject of this Contract shall, if collectible or payable by Peterson, be paid by Retailer on demand by Peterson. Any such payment shall be in addition to the prices otherwise herein provided for.

        4.     TRADEMARKS. TRADE NAMES. COLOR SCHEMES AND IMAGE REQUIREMENTS.

               (a) The products purchased by Retailer under this Contract shall be sold by Retailer as the products of Chevron and only under the trademark and trade names authorized for


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such products by Chevron. Retailer shall not at any time offer for sale under such trademarks and trade names any product not authorized by Chevron to be sold thereunder. Retailer shall conduct Retailer's business so as to eliminate any likelihood of confusion between Chevron's products and those of others and so as to eliminate any likelihood of substitution or commingling of the products of others as or with those of Chevron. Retailer agrees to abide by such reasonable regulations to this end as Chevron may from time to time establish by written notice to Retailer. Without limitation on the foregoing, Peterson shall have the right at any time to take samples of Chevron motor fuels from the premises for testing purposes, compensating Retailer (at Retailer's cost, which for this purpose shall be based on Peterson's prices to Retailer hereunder in effect at the time the product is taken, or, at Peterson's option, in kind) for any products so taken.

               (b) Retailer recognizes Chevron's right to use and authorize others to use all trademarks, service marks, trade names, color schemes and service station designs (collectively "insignia") utilized by Chevron to identify products and services, and Retailer agrees not to claim any right, title or interest therein. Retailer acknowledges the need to control Retailer's use of such insignia in order to maintain the validity thereof and to assure the continued recognition of, acceptance by and high regard of the motoring public for products and services identified by such insignia. Accordingly, Retailer agrees that Retailer shall use such insignia only in such manner as may be approved by Chevron and that Chevron may from time to time change such insignia and its promotional materials as it sees fit. Retailer shall not use any such insignia in Retailer's company name if Retailer is a corporation or limited liability company ("LLC"), nor permit the use of any such insignia in the name of any corporation or LLC in which Retailer has an interest. All signs advertising Chevron's products and all signs in the colors used by Chevron to identify its products or the places at which its products are sold and all rights therein are and shall continue to be the property of Chevron. Retailer shall not use any such signs except in connection with products manufactured or handled by Chevron and only in such manner as may be approved by Chevron. Chevron may, during the term of this Contract, and within a reasonable period thereafter, remove or obliterate such signs, and repaint so much of the premises as it elects, in a color or colors selected by it. If Chevron removes or obliterates any signs or repaints any of the premises, Chevron need not restore any pre-existing signs on or paint schemes of the premises. Retailer may not use other signs to advertise products purchased from Peterson without Peterson's prior written consent. No other signs (except motor fuel price signs) shall be placed on a sign pole containing a sign advertising a product manufactured or handled by Chevron. Retailer shall not, during the term of this Contract or thereafter, simulate in any way any insignia identifying Chevron's products or the places or outlets where they are sold or marketed. Upon termination of this Contract, Retailer shall immediately return to Peterson all signs supplied to Retailer by Chevron or Peterson and shall immediately discontinue any and all use of such insignia and shall obliterate such insignia from all real or personal property utilized by Retailer. Retailer likewise shall obliterate such insignia from any real or personal property of Retailer before selling any such property to a third party.

               (c) Chevron shall have the right at any time during the term of this Contract to change, alter or amend any of the trademarks and trade names under which the motor fuels covered by this Contract are now or may hereafter be sold. If Peterson shall at any time during the term of this Contract discontinue the marketing in Retailer's locality of any or all of the motor

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fuels covered by this Contract, Peterson shall be relieved of all obligation to sell or deliver such discontinued product to Retailer and, if Peterson shall market any other product in lieu of the discontinued product, this Contract shall embrace the new product and all of the terms and conditions hereof previously applicable to the discontinued product shall apply to the new product.

               (d) Retailer shall cause the premises at all times to comply with Chevron's image standards for branded retail outlets, as established by Chevron from time to time. Peterson shall give Retailer at least one hundred twenty
(120) days' prior written notice of any change in Chevron's image standards for branded retail outlets.

        5.     CONDUCT OF RETAILER'S BUSINESS.

               (a) Retailer is engaged in an independent business and nothing herein contained shall be construed as granting to Peterson any right to control Retailer's business or operations or the manner in which the same shall be conducted, Retailer's obligation to Peterson hereunder being the performance of the terms and conditions of this Contract. Peterson has no right to hire or fire any employees of Retailer or to exercise any control over any of Retailer's employees, all of whom are entirely under the control and direction of Retailer, who shall be responsible for their acts and omissions. Retailer accepts exclusive liability for all contributions and payroll taxes required under Federal Social Security laws and State Unemployment Compensation laws or other payments under any laws of similar character as to all persons employed by or working for Retailer. Retailer is not limited in the customers to whom or the geographic area in which Retailer may sell goods or services from the premises. Retailer is not granted any territorial rights by Peterson whatsoever (such as any exclusive area or territory). Peterson reserves the right to establish additional motor fuel retail outlets or service stations anywhere it chooses for operation under the Chevron brand (or another brand) by other dealers, by jobbers or by Peterson itself through its employees or agents.

               (b) Retailer shall indemnify, defend and hold harmless Peterson, Chevron, Chevron's parent company, Chevron Corporation, the subsidiary and affiliated companies of each of them (collectively "Chevron and its affiliates"), and their respective directors, officers, agents and employees, from and against all expense (including attorneys' fees), liability and claims of whatsoever kind and nature, including but not limited to those for damage to property (including Retailer's property) or injury to or death of persons (including Retailer), directly or indirectly resulting, or alleged to result, from anything occurring from any cause on or about or in connection with the maintenance, upkeep, repair, replacement, operation or use of the premises, or anything located thereon. The foregoing indemnity shall not apply where such expense, liability or claims result from Peterson's sole negligence or willful misconduct.

        6.     PREVENTION OF PERFORMANCE-SHORTAGE OF SUPPLY.

               (a) There shall be no obligation to sell or deliver or to receive or use the petroleum products covered by this Contract when and while, and to the extent that, the receiving or using or manufacture or making deliveries in the customary manner are prevented or hindered



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by act of God, fire, riot, labor disturbances (whether involving employees of the party affected or of others and regardless of whether the disturbance could be settled by acceding to the demands of a labor group), accident, war or the acts of any government (whether foreign or domestic, Federal, state, county or municipal) or any causes beyond the reasonable control of the party affected, whether or not similar to any of the foregoing causes. In cases of partial or total interruption or loss or shortage of transportation facilities or supplies, or shortage of products deliverable hereunder, Peterson may allocate deliveries of available products among Retailer, Peterson's other customers, contract or otherwise, and Peterson for its own use, on any basis which in Peterson's sole judgment is fair and reasonable, allowing for such priorities as Peterson deems appropriate.

               (b) Due to uncertainties in the supply/demand situation (which may include a decision by Peterson that the costs of some petroleum products which might be available are unreasonable), Peterson may not have sufficient supplies of one or more of the petroleum products covered by this Contract to meet the full requirements of Retailer, of Peterson's other customers, contract or otherwise, and of Peterson for its own use. Whenever that situation exists and Peterson's performance hereunder is not otherwise excused, Peterson may allocate deliveries of available products on any basis which in Peterson's sole judgment is fair and reasonable, allowing for such priorities as Peterson deems appropriate.

        7.     TERMINATION.

               (a) Retailer may terminate this Contract without cause at any time during the term hereof upon giving Peterson sixty (60) days' written notice of such termination.

               (b) Peterson may, in addition to such other remedies as Peterson may have (including but not limited to the right to terminate this Contract as otherwise provided herein) and subject to any valid requirements of any applicable statute, terminate this Contract upon giving Retailer ninety (90) days' prior written notice of such termination or, if it would not be reasonable for Peterson to give ninety (90) days' prior written notice, at Peterson's election upon giving Retailer prior written notice for such lesser period as is reasonable in the circumstances, if any one of the following occurs:

                      (1) Retailer by act or omission breaches or defaults on any covenant, condition or other provision of this Contract; or

                      (2) Retailer fails to exert good faith efforts to carry out the provisions of this Contract following written notice to Retailer from Peterson of such failure and a reasonable opportunity to exert good faith efforts to carry out such provisions; or

                      (3) Retailer fails to pay to Peterson in a timely manner when due all sums to which Peterson is legally entitled (whether or not such sums are owed to Peterson under this Contract); or



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                      (4) Retailer knowingly fails to comply with Federal, state or local laws or regulations relevant to the use or operation of the premises;
or

                      (5) Willful adulteration, commingling, mislabeling or misbranding of motor fuels or other violations by Retailer of trademarks utilized by Chevron; or

                      (6) This Contract, or any interest therein, is assigned or otherwise transferred contrary to the provisions of section 9 hereon or

                      (7) Retailer vacates, abandons, transfers or is deprived of possession of the premises; or

                      (8) Unlawful, fraudulent or deceptive acts or practices or criminal misconduct by Retailer relevant to the operation of the premises; or

                      (9) Continuing severe physical or mental disability of Retailer of three (3) months' duration which renders Retailer unable to provide for the continued proper operation of the promises as a motor fuel retail outlet; or

                      (10) Failure by Retailer to operate the premises as a motor fuel retail outlet for seven (7) consecutive days, or such lesser period which under the facts and circumstances constitutes an unreasonable period of time; or

                      (11) Conviction of Retailer of any felony involving moral turpitude; or

                      (12)   Retailer's death; or

                      (13) Any other event which is relevant to the relationship between Peterson and Retailer and as a result of which termination of this Contract is reasonable.

Without limitation on the foregoing, it is agreed that upon the occurrence of any of the events specified in clauses (3) through (12) of this subsection (b) it would not be reasonable for Peterson to give ninety (90) days' prior written notice, that ten (10) days' notice would be reasonable in such circumstances, and that in any such circumstance Peterson may elect to terminate this Contract upon giving Retailer ten (10) instead of ninety (90) days' prior written notice of such termination.

               (c) If during the term hereof Peterson decides to withdraw from marketing motor fuels in the relevant geographic market area in which the premises are located, Peterson may terminate this Contract by giving Retailer one hundred eighty (180) days' prior written notice of such termination and otherwise complying with any applicable requirements of law, including the Federal Petroleum Marketing Practices Act.

               (d) Waiver by Peterson or Retailer of one or more breaches or defaults hereunder shall not be deemed to be a waiver of any other or continuing breach or default

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hereunder. No modification of this Contract, and no waiver of any provision hereof, shall be binding on Peterson or Retailer unless in writing and signed by Peterson and Retailer. Termination of this Contract shall not relieve Peterson or Retailer of responsibility for obligations incurred prior to termination. Upon termination of this Contract, subject to any valid requirements of any applicable statute, neither Peterson nor any incoming Retailer shall have any obligation to purchase from Retailer any of Retailer's inventory, tools, equipment or supplies.

               (e) If Peterson continues to accept orders from Retailer for motor fuels following termination of this Contract, such sales shall be upon all of the terms and conditions hereof; provided that such sales shall not be construed to evidence a renewal of this Contract by operation of law or otherwise, but shall imply only an agreement from day to day, which Peterson may (subject to any valid requirements of any applicable statute) terminate without cause at any time upon giving Retailer written notice of such termination.

               (f) Retailer's obligations, duties and responsibilities, including without limitation, any amounts owed to Peterson by Retailer pursuant to this Contract or that may accrue as a result of Retailer's breach of this Contract shall be secured by a Trust Deed on the Premises.

        8.     ASSIGNMENT.

        This Contract is personal to Retailer, and Dealer shall not, without Peterson's prior written consent: assign this Contract, or any interest therein (either voluntarily or by operation of law) by assignment or other arrangements having similar effect; or become associated with any other person, directly or indirectly, as a partner or otherwise in regard to Retailer's interest or operations under this Contract. Subject to any valid requirements of any applicable statute, Peterson reserves the right in its sole discretion arbitrarily to withhold its consent to any such assignment or other transfer by Retailer. Peterson shall have the right at anytime to assign its rights and delegate its duties under this Contract without Retailer's consent. In the event of any such assignment by Peterson, the prices to be paid by Retailer pursuant to section 3(b) hereof shall be such prices as may be set in good faith by the transferee. Any such assignment or other transfer by Retailer or Peterson shall not relieve Retailer or Peterson of their obligations hereunder.

        9.     INSURANCE.

               (a) Retailer shall maintain, at Retailer's own expense during the term hereof, insurance with respect to Retailer's business, the premises and all activities on or about or in connection with the premises of the types and in the minimum amounts described generally as follows:

                      (1) Garage Liability Insurance or Comprehensive General Liability Insurance (bodily injury and property damage) of not less than $500,000.00 combined single limit per occurrence, including the following coverages: explosion hazard, personal injury,



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premises-operations, products and completed operations, blanket contractual and independent contractors liability, and liquor liability (if alcoholic beverages are sold from the premises); and

                      (2) Business Auto Liability Insurance (bodily injury and property damage) of not less than $500,000.00 combined single limit per occurrence on all nonowned automobiles, all tow trucks and service vehicles which are owned, hired or leased by Retailer, and all vehicles bearing the hallmark or other insignia used by Chevron, which are owned, hired or leased by Retailer; and

                      (3) Environmental Impairment Liability Insurance (bodily injury and property damage) of not less than $500,000.00 combined single limit of liability, including gradual seepage, pollution and cleanup costs; and

                      (4) Worker's Compensation and Employer's Liability Insurance as prescribed by applicable law; and

                      (5) Any other insurance or surety bonding that may be required by applicable Federal, state and local laws and regulations; and

                      (6) Excess liability insurance of not less than $1,000,000.00 per occurrence in excess of the insurance required under clauses
(1), (2), (4) (except Worker's Compensation) and (5) above, affording not less than the same coverage and including personal injury and property damage coverage.

               (b) The insurance required under clauses (1), (2), (3), (5) and
(6) of subsection (a) above shall include Peterson, Chevron and its affiliates as additional insureds except with regard to occurrences that are the result of their sole negligence.

               (c) The insurance required under clauses (1), (2), (3), (5) and
(6) of subsection (a) above shall provide that it is primary coverage with respect to Retailer, Peterson, Chevron and all other additional insureds.

               (d) The insurance required above shall be issued by insurance companies which meet Peterson's financial standards for insurers (as established by Peterson from time to time) and shall provide that no cancellation or material change in any policy shall become effective except upon thirty (30) days' prior written notice to Peterson.

               (e) The insurance companies shall have no recourse against Peterson, Chevron, or any other additional insured, for payment of any premiums or assessments under any policy issued by a mutual insurance company.

               (f) shall furnish certificates satisfactory to Peterson as evidence that the insurance required under this section 10 above is being maintained.



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               (g) Retailer shall be responsible for all deductibles in all of
Retailer's insurance policies.

               (h) Retailer's indemnity and other obligations shall not be limited by the foregoing insurance requirements.

        10.    CORPORATE/LLC RETAILER -- OPERATOR.

               (a) The personal qualifications of each Chevron retailer are of material significance to Peterson, other retail outlets displaying Chevron insignia, and the motoring public. When Peterson accommodates an individual's desire to do business in corporate or limited liability company ("LLC") form by entering into this Contract with the corporation/LLC, this is done with the understanding that, although it is only the corporate/LLC Retailer that enjoys rights under this Contract, those rights are conditioned on the individual remaining actively involved with and responsible for the operation of the premises and retaining control of the corporation/LLC. Accordingly, if Retailer is a corporation/LLC and subject to any valid requirements of any applicable statute, Retailer agrees that the references to "Retailer" in clauses (8), (9),
(11) and (12) of subsection 7(b) hereof are amended hereby to read Retailer or any Operator. and that Retailer's rights under this Contract are subject to the following conditions being met throughout the term of this Contract, which Retailer shall cause the following named individual Dave Cook, ("Operator") to meet:

                      (1) Operator shall perform Retailer's obligations under subsection 2(b) hereof to devote sufficient time to the personal management of the premises so as to provide for the continued proper operation thereof as a motor fuel retail outlet.

                      (2) This clause (2) applies if Retailer is a corporation. Operator shall own all right, title and interest, legal and beneficial, in and to a majority of the voting stock and any other stock of Retailer (as well as a majority thereof after giving effect to the conversion of all securities convertible into stock of Retailer and taking into account the issuance of any additional stock or securities convertible into stock) and Operator shall not pledge or otherwise hypothecate any such stock or securities, or permit or suffer any lien or encumbrance to be placed thereon, or grant proxies or enter into stockholder or other agreements which limit in any manner Operator's control of Retailer, or otherwise create, permit or suffer legal, beneficial or other rights or interests to exist in others with regard to any such stock or securities.

                      (3) This clause (3) applies if Retailer is an LLC. Operator shall own all right, title and interest, legal and beneficial, in and to a majority voting interest, majority profit interest and majority capital interest in Retailer. Operator shall not pledge or otherwise hypothecate any such interests, or permit or suffer any lien or encumbrance to be placed thereon, or grant proxies or enter into operating or other agreements which limit in any manner Operator's control of Retailer, or otherwise create, permit or suffer legal, beneficial or other rights or interests to exist in others with regard to any such interests of Operator in Retailer.


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                      (4) Operator shall guarantee the performance of all of
Retailer's obligations under this Contract.

               (b) The occurrence of any event, whether voluntary, involuntary, direct or indirect, by operation of law, by merger or other corporate/LLC proceedings or otherwise caused, which results in any of the following shall be construed as an assignment of this Contract for the purposes of section 9 hereof:

                      (1) Operator having less than a majority of the voting and other stock of Retailer as required by clause (2) of subsection (a) above, or any action otherwise in breach of clause (2) of subsection (a) above; or

                      (2) Operator having less than a majority of the voting interest, profit interest or capital interest in Retailer as required by clause
(3) of subsection(a) above, or any action otherwise in breach of clause (3) of subsection (a) above.

        11.    MOTOR FUEL REGULATIONS.

               (a) The motor fuels covered by this Contract are subject to Federal air pollution laws and regulations controlling fuels and fuel additives for use in motor vehicles and motor vehicle engines. Those laws and regulations require motor fuels to meet product specifications designed to minimize harmful emissions, and impose directly on Retailer and Chevron specific legal obligations regarding the quality control, distribution, sale and dispensing of regulated motor fuels. Chevron has established certain programs and procedures for handling regulated motor fuels to achieve compliance with these governmental requirements and reduce liability exposure for noncompliance. Retailer recognizes the importance to Chevron, Peterson, Retailer and the public of Retailer meeting fully all governmental motor fuel requirements. Accordingly, Retailer shall comply fully with Chevron's current and future programs and procedures for handling regulated motor fuels, as set forth in Chevron's Retail Facility Compliance Guide and in all other manuals and written communications pertaining to regulated motor fuels that Chevron has distributed or may in the future distribute to Retailer. Chevron does not represent or warrant that following its programs and procedures for handling regulated motor fuels will ensure compliance with all governmental motor fuel requirements. Retailer is independently responsible for complying fully with all applicable Federal, state and local laws and regulations pertaining to motor fuels.

                      (1) prohibit the sale, dispensing or offering for sale of gasoline represented to be unleaded gasoline unless it meets the requirements for unleaded gasoline defined in the Federal regulations;

                      (2) prohibit introduction, or causing or allowing introduction of leaded gasoline into any motor vehicle which is labeled "unleaded gasoline only", or which is equipped with a gasoline tank filler inlet which is designed only for the introduction of unleaded gasoline;
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                      (3) require that all gasoline pumps, from which leaded
gasoline is introduced into motor vehicles, be equipped with a nozzle spout having a terminal end with an outside diameter of not less than 0.930 inch (2.363 centimeters);

                      (4) require that all gasoline pumps, from which unleaded gasoline is introduced into motor vehicles, be equipped with a nozzle spout which meets the following specifications: (i) the outside diameter of the terminal end shall not be greater than 0.840 inch (2.134 centimeters); (ii) the terminal end shall have a straight section of at least 2.5 inches (6.34 centimeters) in length; and (iii) the retaining spring shall terminate 3.0 inches (7.6 centimeters) from the terminal end;

                      (5) require that the following notice be displayed in the immediate area of each pump

Federal Law Prohibits the Introduction of Any Gasoline Containing Lead or Phosphorus Into Any Motor Vehicle Labeled UNLEADED GASOLINE ONLY.;

                      (6) require that unleaded gasoline pumps have affixed a label stating: "Unleaded Gasoline"; and

                      (7) require that leaded gasoline pumps have affixed a label stating: "Contains lead antiknock compounds".

You shall also comply fully with all documents, manuals and other written communications pertaining to unleaded gasoline, which Jobber or Company have distributed to you or may distribute to you at any time in the future.

               (b) Retailer shall promptly advise Peterson if Retailer has any indication that contamination of motor fuel at the premises may have occurred in order that Peterson may, at its option, conduct a test of such product. Peterson's representatives shall have the right at any time to enter upon the premises and to take such quantities of such products as they deem necessary to check the quality of the product, compensating Retailer for any product so taken.

               (c) Retailer's indemnity obligation under section 5(b) of this Contract shall include, but not be limited to, any and all expense (including attorneys' fees), liability, claims, fines, civil penalties or demands which may arise or be assessed as a result of any act or omission of Retailer, or Retailer's agents or employees in handling motor fuel purchased hereunder, or as a result of failure by any of them to follow Chevron's programs and procedures for handling motor fuel.

               (d) If Retailer fails to comply with the requirements of this section 12 with regard to any particular motor fuel product, then Peterson, in addition to such other remedies as it may have, shall have the right to terminate delivery to Retailer of the motor fuel product in question or to suspend such delivery until Peterson is satisfied that Retailer is again in compliance herewith.



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

        12.    INCENTIVE AND PROMOTIONAL PROGRAMS.

               (a) Chevron may offer to Peterson and Retailer from time to time incentive, promotional or other development programs. The terms and conditions of such incentive, promotional and development programs including the Hallmark 21 Program (attached hereto marked Exhibit "A" and by reference made a part hereof) are hereby incorporated herein.

               (b) Such incentive, promotional and development programs may be amended, modified or terminated upon thirty (30) days' prior written notice to Retailer.

               (c) The obligations, responsibilities and duties imposed on Retailer pursuant to the incentive, promotional or development programs including any reimbursement, credit, refund, or adjustment shall be secured by a Trust Deed and lien on Retailer's premises.

        13.    RIGHT OF FIRST REFUSAL.

        It is agreed that should Retailer or Retailer's heirs, executors, grantees, successors or assigns, at any time during the term of this Supply Contract or within one (1) year after the termination of this Supply Contract, regardless of the grounds of said termination, receive an offer to purchase the premises or any part thereof, and Retailer desires to accept said offer; or should Retailer during any such time make an offer to sell the premises, or any part thereof, Retailer shall give Peterson forty-five (45) days' notice in writing of such offer setting forth the name and address of the proposed purchaser, the amount of the proposed purchase price, and all other terms and conditions of such offer, and Peterson shall have the first option to purchase the premises which are the subject of the offer by giving written notice to Retailer of its intention to purchase within said forty-five (45) day period at the same price and on the same terms of any such offer. If Peterson does not exercise such Right of First Refusal, Retailer may, at any time within three (3) months after the expiration of such forty-five day period, but no later, sell or otherwise transfer such interest, but only to the original offeror and only upon the terms of the offer submitted by Retailer to Peterson. It being understood that in the event Peterson does not give notice of its intention to exercise said option to purchase within said period, the provisions of this Supply Contract and all of its terms and conditions shall nevertheless remain in full force and effect and Retailer and any purchaser or purchasers of the premises shall be bound thereby. In the event the premises set forth in the offer are not sold for any reason, Peterson shall have the continuing Right of First Refusal to purchase the premises or any part thereof upon any terms of any subsequent offer or offers to purchase during the term of the Contract and for one (1) year after any termination of this Supply Contract.

        In the event the foregoing option is exercised, Retailer shall convey a merchantable title and fee simple to said real estate by good and sufficient warranty deed, free from any and all encumbrances whatsoever. Within thirty (30) days of the exercise of such option, Retailer will furnish to Peterson a guaranteed title insurance policy of a company acceptable to Peterson, in its usual form, insuring Peterson against loss or damage to the extent of the purchase price by reason of defects and/or liens upon Retailer's title, subject to only the usual exceptions contained in title


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


policies of the issuing company. Settlement of the purchase price and conveyance to Peterson shall be made within ninety (90) days from said date of exercise. Taxes, utilities, rents, and other expenses shall be adjusted as of the date of settlement.

        Nothing herein shall be construed as a consent by Peterson to any such sale or transfer or waiver of any of Peterson's rights under this Supply Contract. An offer by a third-party to exchange other property interests owned or to be acquired by it or any interest of Retailer shall be deemed to constitute an offer to purchase for price equal to the fair market value of the property offered in exchange.

        14.    PRIOR AGREEMENTS.

        Effective as of the commencement of the term hereof, this Contract supersedes and terminates all prior supply contracts between Peterson and Retailer covering the delivery of motor fuels to the premises, provided that any outstanding breach by Retailer of any such prior Supply Contract shall be deemed to be a breach of this Contract and the occurrence of any event authorizing the termination of any such prior Supply Contract shall authorize the termination of this Contract. This Contract and other written agreements between Peterson and Retailer constitute the entire agreement between Peterson and Retailer with regard to the premises. Retailer acknowledges and agrees that there are no understandings or agreements between Peterson and Retailer with regard to the premises except as set forth in such written agreements and that Retailer has not relied on any oral statements or representations by Peterson or on Peterson's behalf in connection with the premises.

        15.    NOTICE.

        All notices to be given under this Contract shall be in writing and shall be posted by United States mail or personally delivered to Peterson at P.O. Box 858, Provo, Utah 84603, and to Retailer at the premises or such other address as either party may designate by written notice to the other in the manner herein provided.

        16.    EXECUTION OF DOCUMENTS.

        Retailer agrees to execute any and all documents, instruments, agreements, deeds, or other workings that may be necessary to implement the terms and conditions of this Contract.

        17.    ATTORNEYS' FEES.

        In the event of any lawsuit between Peterson and Retailer arising out of or relating to the transactions or relationship contemplated by this Contract (regardless whether such action alleges breach of contract, tort, violation of a statute or any other cause of action), the substantially prevailing party shall be entitled to recover its reasonable costs of suit including its reasonable attorneys' fees. If a party substantially prevails on some aspects of such action but not others, the court may apportion any award of costs or attorneys' fees in such manner as it deems equitable.



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

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written.

MIKE PETERSON OIL COMPANY, INC.                    Dave Cook



                                PERSONAL GUARANTY

        In consideration of the covenants and agreements contained herein, whereby Peterson agrees to extend credit and supply petroleum products to Retailer, the undersigned do hereby jointly and severally guaranty payments of any and all obligations arising out of the Supply Contract together with any obligations, payments, refunds or adjustments pursuant to any incentive, promotional or development program offered thereunder which may now exist, or hereinafter arise, of whatever nature and however represented and whether secured or unsecured. This agreement is continuing in nature, and it is specifically understood that this agreement is to encompass any and all future sales, accommodations and indebtedness of Retailer to Peterson, as well as any existing indebtedness of Retailer and that any obligations or indebtedness may be changed, modified, increased, renewed, paid or reinstated all without notice to guarantors or any of them. This Guaranty shall remain in full force and effect until terminated in writing, even though from time to time, there may be no outstanding balance or obligation owed by Retailer to Peterson. This agreement is severable as to each guarantor, it being specifically understood that no one guarantor is relying upon the obligations of any other guarantor and Peterson may release or modify this agreement and relationship to the obligations of one or more guarantors without effecting the liability of any other guarantor. Each guarantor agrees to pay all costs and expenses including a reasonable attorneys' fee incurred in enforcing this Guaranty. This Guaranty shall be binding upon the heirs, personal representatives, successors and assigns of the Guarantor and shall inure to the benefit of Peterson, its successors and assigns. This Contract and Guaranty is assignable by Peterson in whole or in part without notice to guarantors.

GUARANTORS


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




                                   EXHIBIT "A"

                    HALLMARK 21 INVESTMENT INCENTIVE PROGRAM

Chevron U.S.A. Products Company (.Chevron.) has created the Hallmark 21 Investment Incentive Program to promote the development by Chevron branded jobbers of new and rebuilt convenience stores and conventional service stations following Chevron's Hallmark 21 designs. Pursuant to said Program, Retailer has proposed to construct or completely reconstruct the above-noted service station (the "premises") under this Program. Peterson hereby approves Retailer's proposal and agrees to partially reimburse Retailer for the costs of constructing or reconstructing the premises on the following terms and conditions:

               1. The premises shall be constructed or reconstructed to Chevron's Hallmark 21 specifications, in accordance with plans which Retailer shall purchase from Chevron. The required Hallmark 21 elements are set forth in Chevron's Hallmark 21 Retail Image Guidelines manual, which Peterson has provided to Retailer.

               2. This approval and agreement shall terminate and be of no further force or effect unless the construction or reconstruction work at the premises is commenced within twelve (12) months of the date hereof, prosecuted diligently and completed to Chevron's satisfaction.

               3. Subject to the limitations set forth below, Peterson shall pay Retailer $.02 per gallon for each gallon of Chevron brand gasoline sold at the premises during the three-year period commencing on the first day of the first full month after the construction or reconstruction work has been completed and the premises have opened or reopened for business (the "start date"). Peterson shall make such payments to Retailer monthly on the basis of the prior month's sales at the premises by credits to Retailer's petroleum products account with Peterson, provided that Retailer furnishes Peterson with satisfactory proof of such sales in accordance with paragraph 6 of this letter. The maximum amount of such payments shall be $200,000.00.

               4. If Retailer so elects by indicating "Yes" below, Peterson shall make a lump sum payment to Retailer in the amount of $_____________ promptly following the start date, in lieu of making monthly payments to Retailer under paragraph 3 above. The lump sum payment amount shall be adjusted in the following manner at the end of each of the first four years after the start date, if the Chevron gasoline sales volume at the premises during each such year (the "actual volume") is more or less than ________________ gallons (the "base volume"). If the base volume exceeds the actual volume, Retailer shall promptly pay to Peterson an amount equal to $.02 times the difference (in gallons) between the base and actual volumes. If the actual volume exceeds the base volume, Peterson shall promptly pay to Retailer an amount equal to $.02 times the difference (in gallons) between the actual and base volumes; provided that in no event shall the aggregate of the lump sum payment amount and the amount of any adjustment payments by Peterson to Retailer under this paragraph 4 exceed the sum of $160,000.00.



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

               5. Please indicate by "Yes" or "No" below whether Retailer is also electing the "DCR option". Choosing this option means that Retailer will equip all of the self-service motor fuel dispensers at the premises with Chevron-approved dispenser card readers for processing credit card sales directly at the dispensers ("DCR's"). Provided that Retailer completes the installation of DCR's at the premises by the start date, Peterson will reimburse Retailer for thirty percent (30%) of Retailer's DCR costs up to a maximum reimbursement limit of $15,000.00.

The undersigned elects the DCR option YES.

               6. Retailer shall keep such records and submit to Peterson such reports and other documentation as shall be satisfactory to Peterson regarding the quantities of Chevron brand gasoline sold at the premises during the four-year period in question. Peterson shall be permitted to inspect and audit such records at any time during Retailer's business hours on reasonable notice to Retailer. Retailer shall also grant Peterson the right at any time to enter upon the premises for the purpose of reading the meters of the dispensers for Chevron brand gasoline in order to verify the quantities of such products sold at the premises. If Retailer has elected the DCR option under paragraph 4 above, Retailer shall also submit to Peterson original paid invoices documenting Retailer's costs of installing DCR's at the premises.

               7. If for any reason Retailer's authorization to use Chevron's trademarks and other insignia at the premises is terminated or not renewed at any time during the ten-year period after the start date, then Retailer shall reimburse to Peterson the total sum paid to Retailer by Peterson under this agreement (including any sum for DCR's), less 1/120 of such sum for each month elapsed during such ten-year period.

               8. Any breach of this agreement and incentive program shall constitute a breach of the Supply Contract between Peterson and Retailer and any agreement authorizing the use of Chevron's trademarks and other insignia at the premises then operative between Retailer and Peterson.



                                       17